News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com



Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES SECOND-QUARTER 2012 FINANCIAL RESULTS
* NET INCOME OF $46.6 MILLION VS. NET LOSS OF $11.6 MILLION IN 2Q 2011
* DILUTED EPS OF 99 CENTS VS. LOSS OF 27 CENTS IN 2Q 2011
* NON-GAAP DILUTED EPS(1) OF $1.41 VS. NON-GAAP DILUTED EPS OF $1.07 IN 2Q 2011
* REVENUE DECLINES 2 PERCENT; UP 3 PERCENT ON CONSTANT CURRENCY(2) BASIS
* TECHNOLOGY REVENUE UP 12 PERCENT ON STRONG CLEARPATH SALES; UP 23 PERCENT ON CONSTANT CURRENCY BASIS
* SERVICES REVENUE DECLINES 3 PERCENT; UP 1 PERCENT ON CONSTANT CURRENCY BASIS
* SERVICES OPERATING PROFIT MARGIN IMPROVES TO 8.0 PERCENT
* FREE CASH FLOW(3) OF $22 MILLION, UP FROM $7 MILLION IN 2Q 2011
* FREE CASH FLOW BEFORE PENSION FUNDING OF $73 MILLION VS. $27 MILLION IN 2Q
  2011
* COMPANY ANNOUNCES FURTHER DEBT REDUCTION ACTIONS OF $84.5 MILLION

BLUE BELL, Pa., July 24, 2012 - Unisys Corporation (NYSE: UIS) today reported second-quarter 2012 net income of $46.6 million, or 99 cents per diluted share, which included $21.5 million of pension expense. In the second quarter of 2011, the company reported a net loss of $11.6 million, or a loss of 27 cents per diluted share, which included a $45.7 million debt reduction charge, an after-tax charge of $8.9 million related to the loss of an old non-income tax case concerning the company's former Brazilian manufacturing operations, and $7.2 million of pension expense. Excluding these items, non-GAAP diluted earnings per share in the second quarter of 2012 were $1.41 compared with non-GAAP diluted earnings per share of $1.07 in the second quarter of 2011.

Revenue in the second quarter of 2012 declined 2 percent to $921 million compared with $937 million in the year-ago quarter. On a constant currency basis, second-quarter 2012 revenue grew 3 percent compared to the second quarter of 2011.

"We made continued progress on our strategic and financial goals in the second quarter," said Unisys Chairman and CEO Ed Coleman. "We significantly increased our profitability and grew revenue on a constant currency basis for the third quarter out of the past four. Our technology business had a particularly good quarter, led by strong ClearPath sales. In services, we grew our IT outsourcing business as we added new clients such as the American Red Cross. We also achieved a second-quarter services operating profit margin of 8 percent, within our targeted 8 to 10 percent range.

"We continue work to strengthen our balance sheet, announcing actions today to retire an additional $84.5 million of debt. When these actions are completed, we will have hit our year-end 2013 debt reduction target and will have reduced our debt, including borrowings under our former accounts receivable facility, by about $1 billion since the end of 2008."

SECOND-QUARTER COMPANY AND BUSINESS SEGMENT HIGHLIGHTS
Currency had a 5 percentage point negative impact on revenue in the quarter. On a constant currency basis, Unisys reported year-over-year revenue growth in all regions except for Latin America. North American revenue grew 1 percent despite a 20 percent revenue decline in the company's U.S. Federal business where market conditions remain challenging.

Unisys said its margins in the quarter benefitted from strong sales of ClearPath enterprise software and servers as well as continued progress in reducing expenses and improving the cost-efficiency of service delivery. The company's overall second-quarter 2012 gross profit margin improved to 26.4 percent from 22.8 percent in the year-ago quarter. Second-quarter 2012 operating profit increased to $79.0 million, or 8.6 percent of revenue, from $48.1 million, or 5.1 percent of revenue in the second quarter of 2011.

Second-quarter 2012 services revenue declined 3 percent from the prior-year quarter, reflecting the negative impact of foreign currency fluctuations as well as lower U.S. Federal revenue. On a constant currency basis, services revenue grew 1 percent in the quarter. Information technology outsourcing revenue grew 8 percent in the quarter. Outside of the U.S. Federal business, systems integration revenue grew in the quarter. Second-quarter 2012 services gross profit margin improved to 21.0 percent from 20.1 percent a year ago while services operating profit margin improved to 8.0 percent from 7.1 percent a year ago.

Second-quarter services orders showed double-digit decreases in the quarter, primarily reflecting lower orders for outsourcing and infrastructure services. Services backlog at June 30, 2012 was $5.1 billion, an 8 percent decrease from services backlog at December 31, 2011.

Second-quarter 2012 technology revenue increased 12 percent from the prior-year quarter, driven by a double-digit increase in ClearPath sales. Reflecting the higher ClearPath sales, technology gross profit margin improved to 63.4 percent from 49.0 percent in the year-ago quarter and technology operating profit margin increased to 28.6 percent from 2.4 percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $57 million of cash from operations in the second quarter of 2012, up from $36 million in the second quarter of 2011. Total pension cash funding increased to $51 million from $20 million in the second quarter of 2011. Capital expenditures in the second quarter of 2012 were $35 million compared with $29 million in the year-ago quarter. The company generated $22 million of free cash flow in the second quarter of 2012 compared with $7 million in the second quarter of 2011. Free cash flow before pension funding was $73 million in the second quarter of 2012 compared with $27 million in the year-ago quarter. At June 30, 2012, the company reported a cash balance of $660 million and total debt of $292 million.

Today Unisys is announcing its intent to call for redemption $84.5 million of its 12.5% senior notes due January 2016. The notes will be redeemed in accordance with the provisions of the notes. When the redemption is completed, the company will have achieved, over a year early, its target of reducing its debt by 75 percent, or $625 million, from September 2010 levels.

With the recent passage of the "Moving Ahead for Progress in the 21st Century Act" in the United States, the company has lowered its estimate for U.S. qualified defined benefit plan pension cash funding for 2012 from $143 million to approximately $110 million. This estimate may change when the applicable discount rates are published by the IRS.



NON-GAAP INFORMATION
Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include non-GAAP earnings per diluted share, constant currency, and free cash flow.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

(1) NON-GAAP EARNINGS PER DILUTED SHARE - As a result of debt reduction actions, Unisys recorded charges of $0.3 million and $45.7 million during the second quarters of 2012 and 2011, respectively. The company also recorded pension expense of $21.5 million and $7.2 million during the second quarters of 2012 and 2011, respectively. In addition, during the second quarter of 2011 the company recorded an after-tax charge of $8.9 million related to the Brazilian matter discussed above. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP earnings per diluted share calculations.

(2) CONSTANT CURRENCY - The company refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

(3) FREE CASH FLOW - To better understand the trends in our business, we believe that it is helpful to present free cash flow, which we define as cash flow from operations less capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. Because of the significance of the company's pension funding obligations in 2012, free cash flow before pension funding is also provided.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 22,500 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risks that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the risk that breaches of data security could expose the company to legal liability and could harm its business and reputation; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; the company's ability to use its U.S. Federal net operating loss carryforwards and other tax attributes; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

                                    ####

RELEASE NO.: 0724/9116

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months          Six Months
                            Ended June 30         Ended June 30
                          ------------------   ------------------
                            2012      2011       2012      2011
                          --------  --------   --------  --------
Revenue
  Services                  $815.7    $842.7   $1,638.7  $1,643.0
  Technology                 105.6      94.5      211.0     205.4
                          --------  --------   --------  --------
                             921.3     937.2    1,849.7   1,848.4
Costs and expenses
  Cost of revenue:
    Services                 645.9     676.1    1,314.5   1,330.6
    Technology                32.2      47.4       66.2      95.9
                          --------  --------   --------  --------
                             678.1     723.5    1,380.7   1,426.5
Selling, general and
  administrative             142.0     147.2      283.4     293.2
Research and development      22.2      18.4       42.2      38.7
                          --------  --------   --------  --------
                             842.3     889.1    1,706.3   1,758.4
                          --------  --------   --------  --------
Operating profit              79.0      48.1      143.4      90.0

Interest expense               7.9      13.3       17.2      39.2
Other income (expense), net    4.1     (49.4)      (9.1)    (73.2)
                          --------  --------   --------  --------
Income (loss) before
  income taxes                75.2     (14.6)     117.1     (22.4)
Provision (benefit)
  for income taxes            22.1      (9.2)      44.1      19.0
                          --------  --------   --------  --------
Consolidated net
  income (loss)               53.1      (5.4)      73.0     (41.4)
Net income attributable to
  noncontrolling interests     2.4       2.2        4.9       5.6
                          --------  --------   --------  --------
Net income (loss) attributable
  to Unisys Corporation       50.7      (7.6)      68.1     (47.0)
Preferred stock dividend       4.1       4.0        8.1       5.4
                          --------  --------   --------  --------
Net income (loss) attributable
  to Unisys Corporation
  common shareholders        $46.6    ($11.6)     $60.0    ($52.4)
                          ========  ========   ========  ========

Earnings (loss) per common share attributable
  to Unisys Corporation
    Basic                  $  1.06   ($  .27)   $  1.37  ($  1.22)
                          ========  ========   ========  ========
    Diluted                 $  .99   ($  .27)   $  1.33  ($  1.22)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     43,905    43,106     43,758    42,971
  Diluted                   51,244    43,106     51,110    42,971

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
June 30, 2012
------------------
Customer revenue        $921.3                $815.7      $105.6
Intersegment                       ($37.6)       0.6        37.0
                      --------   --------   --------    --------
Total revenue           $921.3     ($37.6)    $816.3      $142.6
                      ========   ========   ========    ========
Gross profit percent     26.4%                 21.0%       63.4%
                      ========              ========    ========
Operating profit
  percent                 8.6%                  8.0%       28.6%
                      ========              ========    ========
Three Months Ended
June 30, 2011
------------------
Customer revenue        $937.2                $842.7       $94.5
Intersegment                       ($22.2)       0.9        21.3
                      --------   --------   --------    --------
Total revenue           $937.2     ($22.2)    $843.6      $115.8
                      ========   ========   ========    ========
Gross profit percent     22.8%                 20.1%       49.0%
                      ========              ========    ========
Operating profit
  percent                 5.1%                  7.1%        2.4%
                      ========              ========    ========

Six Months Ended
June 30, 2012
------------------
Customer revenue      $1,849.7              $1,638.7      $211.0
Intersegment                       ($69.6)       1.4        68.2
                      --------   --------   --------    --------
Total revenue         $1,849.7     ($69.6)  $1,640.1      $279.2
                      ========   ========   ========    ========
Gross profit percent     25.4%                 19.9%       62.8%
                      ========              ========    ========
Operating profit
  percent                 7.8%                  6.5%       27.1%
                      ========              ========    ========
Six Months Ended
June 30, 2011
------------------
Customer revenue      $1,848.4              $1,643.0      $205.4
Intersegment                       ($43.8)       1.8        42.0
                      --------   --------   --------    --------
Total revenue         $1,848.4     ($43.8)  $1,644.8      $247.4
                      ========   ========   ========    ========
Gross profit percent     22.8%                 19.0%       50.1%
                      ========              ========    ========
Operating profit
  percent                 4.9%                  5.6%        7.0%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                          June 30,   December 31,
                                            2012        2011
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $659.7       $714.9
Accounts and notes receivable, net           610.3        673.0
Inventories
   Parts and finished equipment               31.5         38.1
   Work in process and materials              27.4         26.7
Deferred income taxes                         27.3         27.1
Prepaid expense and other
 current assets                              108.7        123.6
                                        ----------   ----------
Total                                      1,464.9      1,603.4
                                        ----------   ----------
Properties                                 1,255.2      1,257.2
Less accumulated depreciation
  and amortization                         1,076.3      1,065.9
                                        ----------   ----------
Properties, net                              178.9        191.3
                                        ----------   ----------
Outsourcing assets, net                      124.4        137.9
Marketable software, net                     129.5        129.8
Prepaid postretirement assets                 14.2         43.9
Deferred income taxes                        181.8        181.5
Goodwill                                     191.4        192.5
Other long-term assets                       112.8        131.9
                                        ----------   ----------
Total                                     $2,397.9     $2,612.2
                                        ==========   ==========
Liabilities and deficit
Current liabilities
Current maturities of long-term debt          $0.6         $0.9
Accounts payable                             228.4        241.6
Deferred revenue                             397.7        448.1
Other accrued liabilities                    375.1        425.5
                                        ----------   ----------
Total                                      1,001.8      1,116.1
                                        ----------   ----------
Long-term debt                               291.8        358.8
Long-term postretirement liabilities       2,081.9      2,224.0
Long-term deferred revenue                   119.3        120.3
Other long-term liabilities                   93.1        104.0
Commitments and contingencies
Total deficit                             (1,190.0)    (1,311.0)
                                        ----------   ----------
Total                                     $2,397.9     $2,612.2
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                               Six Months Ended
                                                    June 30
                                              ------------------
                                                2012       2011
                                              -------    -------
Cash flows from operating activities
Consolidated net income (loss)                  $73.0     ($41.4)
Add (deduct) items to reconcile consolidated net
 income (loss) to net cash provided by operating activities:
Loss on debt extinguishment                       7.5       77.5
Employee stock compensation                       8.9        9.4
Company stock issued for U.S. 401(k) plan         6.2        6.7
Depreciation and amortization of properties      28.7       34.3
Depreciation and amortization of
 outsourcing assets                              30.7       33.9
Amortization of marketable software              28.9       34.8
Disposals of capital assets                       3.1         .7
(Gain) loss on sale of businesses and assets    (10.6)        .3
Decrease in deferred income taxes, net           13.4       11.4
Decrease in receivables, net                     43.1      148.2
Decrease in inventories                           4.8       16.5
Decrease in accounts payable
 and other accrued liabilities                  (85.8)    (231.4)
Decrease in other liabilities                  (125.6)     (27.7)
Decrease (increase) in other assets              65.7       (8.6)
Other                                            (1.5)       (.7)
                                              -------    -------
Net cash provided by operating activities        90.5       63.9
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                    1,631.8      173.7
 Purchases of investments                    (1,630.5)    (171.3)
 Restricted deposits                              1.6       10.3
 Investment in marketable software              (28.6)     (23.3)
 Capital additions of properties                (17.9)     (24.0)
 Capital additions of outsourcing assets        (18.7)     (25.0)
 Net proceeds from sale of
  businesses and assets                           2.7      (10.1)
                                              -------    -------
Net cash used for investing activities          (59.6)     (69.7)
                                              -------    -------
Cash flows from financing activities
 Proceeds from issuance of preferred stock,
  net of issuance costs                                    249.7
 Payments of long-term debt                     (75.0)    (460.3)
 Dividends paid to noncontrolling interests      (4.5)       (.4)
 Dividends paid on preferred shares              (8.1)      (4.1)
 Proceeds from exercise of stock options           .3        1.4
 Financing fees                                     -       (2.2)
                                              -------    -------

Net cash used for financing activities          (87.3)    (215.9)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                             1.2       18.4
                                              -------    -------
Decrease in cash and cash equivalents           (55.2)    (203.3)
Cash and cash equivalents, beginning of
 period                                         714.9      828.3
                                              -------    -------
Cash and cash equivalents, end of period       $659.7     $625.0
                                              =======    =======

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                             Three Months         Six Months
                            Ended June 30        Ended June 30
                          ------------------   ------------------
                            2012      2011       2012      2011
                          --------  --------   --------  --------
GAAP net income (loss)
  attributable to Unisys Corporation
  common shareholders        $46.6    ($11.6)     $60.0    ($52.4)

Debt reduction charges,
  net of tax                   0.3      45.7        7.5      77.5
Brazil non-income tax case,
  net of tax                             8.9                  8.9
FAS87 pension charges,
  net of tax                  21.5       7.2       46.1      14.4
                          --------  --------   --------  --------
Non-GAAP net income (loss)
  attributable to Unisys Corporation
  common shareholders         68.4      50.2      113.6      48.4

Add preferred stock
  dividend                     4.1       4.0        8.1       5.4
                          --------  --------   --------  --------
Non-GAAP net income (loss)
  attributable to Unisys
  Corporation for diluted
  earnings per share         $72.5     $54.2     $121.7     $53.8
                          ========  ========   ========  ========
Weighted average
  shares (thousands)        43,905    43,106     43,758    42,971

Plus incremental shares from assumed conversion:
  Employee stock plans         426       571        439       626
  Preferred stock            6,913     6,913      6,913     5,881
                          --------  --------   --------  --------
GAAP adjusted weighted
  average shares            51,244    50,590     51,110    49,478
                          ========  ========   ========  ========
Diluted earnings (loss) per share

GAAP basis
GAAP net income (loss)
  attributable to Unisys
  Corporation for diluted
  earnings per share         $50.7    ($11.6)     $68.1    ($52.4)

Divided by adjusted weighted
  average shares            51,244    43,106     51,110    42,971
GAAP net income (loss)
  per diluted share         $  .99   ($  .27)   $  1.33  ($  1.22)
                          ========  ========   ========  ========
Non-GAAP basis
Non-GAAP net income
  attributable to Unisys
  Corporation for diluted
  earnings per share         $72.5     $54.2     $121.7     $53.8

Divided by Non-GAAP adjusted
  weighted average shares   51,244    50,590     51,110    49,478

Non-GAAP net income
  per diluted share        $  1.41    $ 1.07    $  2.38    $ 1.09
                          ========  ========   ========  ========

                              (2)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

FREE CASH FLOW
--------------
                              Three Months        Six Months
                             Ended June 30       Ended June 30
                           -----------------   -----------------
                             2012     2011       2012     2011
                           -------- --------   -------- --------
Cash provided by
  operations                  $57.1    $35.5      $90.5    $63.9

Additions to marketable
  software                    (14.7)   (11.9)     (28.6)   (23.3)
Additions to properties       (10.0)    (9.0)     (17.9)   (24.0)
Additions to outsourcing
  assets                      (10.1)    (8.0)     (18.7)   (25.0)
                           -------- --------   -------- --------
Free Cash Flow                 22.3      6.6       25.3     (8.4)
Pension funding                50.6     20.6      118.8     42.8
                           -------- --------   -------- --------
Free cash flow before
  pension funding             $72.9    $27.2     $144.1    $34.4
                           ======== ========   ======== ========